Exhibit 10.1
COMMERCE BANCSHARES, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN
AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009
1.	PURPOSE
     The policy of Commerce Bancshares, Inc. (“Commerce”) is to compensate its officers based on performance. The purpose of this Executive Incentive Compensation Plan (“Plan”) is to provide incentive compensation awards to those individuals whose management efforts reflect a desire to meet commonly agreed upon objectives or to those who by their superior performance directly contribute to the profitability of Commerce and to encourage the retention of outstanding contributors.
     This Plan is intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”) so that awards made under the Plan to individuals who are covered employees within the meaning of Code Section 162(m)(3) (“Covered Employees”) will qualify as performance-based compensation within the meaning of Code Section 162(m) and the regulations thereunder (“Performance-Based Compensation”).
2.	ADMINISTRATION
     The Plan shall be administered by the Compensation and Benefits Committee (“Committee”) of the Board of Directors (“Board”) of Commerce, which shall consist solely of two or more directors who are “non-employee directors” under Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision thereto, and “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3)(i). The Committee shall have authority in its sole discretion to interpret the Plan, establish rules and procedures thereunder, and make all determinations, including the determination of incentive compensation awards eligible to be deferred under the Plan. All determinations made by the Committee shall be final and binding.
     Notwithstanding the foregoing, the Retirement Committee shall administer the “Deferral Options” set forth in section 6 of this Plan in accordance with the terms of such section. The co-chairpersons of the “Retirement Committee” shall be the Company’s Controller and Retirement Committee. The co-chairpersons shall appoint and remove the other members of the Retirement Committee. The Retirement Committee shall consist of a minimum of three members. The Retirement Committee shall act by a majority of its members at the time in office, but such action may be taken by a vote at a meeting or in writing (including e-mail) without a meeting. The members of the Retirement Committee shall receive no compensation for their services as such. Notwithstanding the foregoing, the Retirement Committee may choose to delegate its administrative functions hereunder. Decisions of the Retirement Committee may be reflected in the terms of administrative forms provided to participants.

3.	ELIGIBLE PARTICIPANTS
     All chief executive officers, Chairman of the Board, Presidents, and Vice Presidents of Commerce or any of its affiliated banks or subsidiary companies shall be eligible to participate in the Plan, together with such other officers of Commerce and its affiliated banks and subsidiary companies as the Committee shall determine. Directors who are not officers or employees of Commerce, an affiliated bank, or a subsidiary company, are not eligible to participate in the Plan.
4.	DETERMINATION OF AWARD
     The Board of Commerce in its sole discretion shall approve the amount of the aggregate incentive compensation awards to be granted based on the recommendation of the Committee. Individual incentive compensation awards shall be granted in the following manner:
a.	With respect to Covered Employees, individual incentive compensation awards shall qualify as Performance-Based Compensation. In so qualifying awards, the Committee, in its sole discretion, may set restrictions based upon the achievement of objective performance goals within the meaning of Code Section 162(m) and the regulations thereunder (“Performance Goals”). Each award to a Covered Employee shall meet the following requirements:
(i)	Performance Goals for the award shall be established by the Committee based on one or more of the following criteria: revenue, earnings, earnings per share, pre-tax earnings and net profits, stock price, market share, costs, return on equity, efficiency ratio (non-interest expense, divided by total revenue) asset management, asset quality, asset growth and budget achievement. Performance Goals need not be the same with respect to all Covered Employees and may be established separately for Commerce as a whole or for its various groups, divisions, subsidiaries and affiliates.

(ii)	Each Performance Goal shall be specifically defined in advance by the Committee and may include or exclude specified items of an unusual, non-recurring or extraordinary nature.

(iii)	Each Performance Goal must be sufficiently objective that a third party having knowledge of the relevant facts could determine whether the Performance Goal has been met.

(iv)	Different awards may be set by the Committee based on achievement of certain Performance Goals or specified levels of achieving the Performance Goals. However, no award shall be paid to any Covered Employee if the applicable minimum Performance Goal(s) are not achieved.

(v)	Performance Goals shall be set by the Committee before the end of the period that constitutes the earlier of the first ninety (90) days of, or the first twenty-five percent (25%) of the period of service to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goal.
(vi)	The Committee shall have no discretion to increase the amount of compensation that otherwise would be due upon attainment of a Performance Goal, although the Committee may have discretion to deny an award or to adjust downward the compensation payable pursuant to an award, as, in the Committee’s sole judgment, is prudent based upon the Committee’s assessment of the Covered Employee’s performance and Commerce’s performance during the Fiscal Year.

(vii)	In granting awards, the Committee shall follow any additional procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the awards as Performance-Based Compensation.
b.	With respect to individuals who are not Covered Employees, individual incentive compensation awards shall be determined with reference to performance during the preceding year. The incentive compensation awards to be made to the Chairman of the Board or the President (if such persons are not Covered Employees) shall be determined by the Committee. All other awards to be made under this Plan may be determined by the Committee, or should the Committee so direct, by a committee consisting of the Chief Executive Officer, a Vice-Chairman designated by the Chief Executive Officer, and the chief human resource officer.
5.	PAYMENT OF INCENTIVE AWARD
     Incentive compensation awards are generally determined and made on or before the date of the annual meeting of the shareholders of Commerce. The normal method of payment will be in the form of cash and awards will be paid as soon as practicable after the awards are determined, provided, that the recipient of an award shall not have elected to defer receipt of the incentive compensation award as hereinafter provided. Notwithstanding the foregoing, except for amounts deferred in accordance with Section 6, incentive compensation awards will be paid no later than the date 2 1/2 months following the end of the calendar year during which the performance period for the incentive compensation award ends.
     Notwithstanding the foregoing, no incentive compensation award shall be paid to a Covered Employee before the Committee certifies that such Covered Employee met the requirements of the applicable Performance Goal and satisfied any other material terms applicable to the incentive compensation award.
     The maximum bonus that may be paid to any employee pursuant to the Plan for any calendar year shall not exceed $1,500,000.

6.	DEFERRAL OPTIONS
a.	Eligible employees who are members of a select group of management or highly compensated employees, as selected by the Retirement Committee, in its discretion, may elect to defer all or a portion of an incentive compensation award until the earlier to occur of the eligible employee’s Disability or Separation from Service. Anyone who has made a deferral shall be referred to as a “participant” until such individual has received payment of all of his or her accounts under this Plan. A deferral must be expressed either as “all” or as a specified dollar amount. Any incentive compensation award above the specified amount will be paid in cash, and if the award is less than the amount deferred, the total award will be deferred. The granting of an incentive compensation award is discretionary and neither delivery of deferral election materials nor an election to defer shall affect entitlement to such an award. All deferral elections made under the Plan are irrevocable. It is intended that this arrangement qualify as, and shall be administered to qualify as being unfunded and being primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

b.	In order to ensure that elections to defer incentive compensation awards are effective under applicable tax laws, all persons eligible to participate in this Plan will be given the opportunity to defer payment of all or a portion of an incentive compensation award. An election to defer must be made in a written form satisfactory to Commerce and must be received by the Commerce Retirement Committee on or before the last business day of the year preceding the year for which performance is measured to determine the granting of an incentive compensation award. Notwithstanding the foregoing, in the case of any incentive compensation award that qualifies as being “performance based” within the meaning of 409A and that is attributable to a performance period that is at least 12 months in duration and is based on performance criteria established no later than the date 90 days after the commencement of the performance period (a “Performance Award”), the Retirement Committee may permit an election with regard to a Performance Award to be received by the Committee no later than 6 months prior to the expiration of such performance period (no later than June 30th for a performance period ending December 31), provided that the employee was employed by Commerce continuously from the date the performance criteria was established through the date of the election and that the payment of the Performance Award is not substantially certain or readily ascertainable at the time the election is received by the Retirement Committee. An election to defer any incentive compensation awards (including any Performance Award) shall become irrevocable as of the deadline for making such election.

c.	An eligible employee in electing a deferred payment shall also elect the accounts, from among the accounts that Commerce makes available to the participating employee, to which the relevant portion of the award deferral will be credited. Credits to available accounts for deferral of an incentive compensation award shall be determined from time to time based upon hypothetical measuring investments (the “Measuring Investments”) for each account; one of which shall consist of a Company Stock Account and there shall be such other accounts determined from time to time by the Retirement Committee in its discretion. Such accounts are bookkeeping accounts only and are maintained for the sole purpose of determining the amount payable by Commerce to the eligible employee based upon the hypothetical performance of the Measuring Investments for each such account, determined as if the account had assets invested in the Measuring Investments of such account. No assets shall be segregated for the benefit of an eligible employee and the bookkeeping account shall not represent assets set aside for the benefit of an eligible employee.
With the exception of the Commerce Stock Account, a participant may elect to transfer credits between accounts, and the amount credited to all such accounts shall be determined from time to time, all pursuant to non-discriminatory rules, procedures and deadlines set by the Commerce Retirement Committee, which rules, procedures, and deadlines may be amended from time to time in such committee’s discretion (the “Administrative Rules”). Except as set forth in the following paragraph, however, a participant may elect to transfer credits into the Commerce Stock Account, but not out of the Commerce Stock Account. Any election to transfer a credit to the Commerce Stock Account or among the other accounts (a “Transfer Election”) must be received by the Commerce Retirement Committee by the date set by the Commerce Retirement Committee and must be in a written form satisfactory to such committee, in each case pursuant to the Administrative Rules. Any transfer to the Commerce Stock Account shall be based upon the last sale price of Commerce Stock as reported by the National Association of Security Dealers National Market System on the trading day determined in accordance with the Administrative Rules. The credit transferred from any other account shall be based upon the amount credited to such account as of the date determined in accordance with the Administrative Rules.
Notwithstanding the above, an eligible employee may make a one-time election to remove any or all amounts out of the Commerce Stock Account (a “Diversification Election”) as of February 17, 2000. Such Diversification Election must be made at the time and in the manner determined pursuant to the Administrative Rules. Any transfer from the Commerce Stock Account shall be based upon the last sale price of Commerce Stock as reported by the National Association of Security Dealers National Market System on the trading day determined in accordance with the Administrative Rules. The amount transferred from the Commerce Stock Account pursuant to the Diversification Election shall be based upon the number of units credited to such account as of the date determined in accordance with the Administrative Rules.
d.	The accounts made available for the deferral of incentive compensation awards are bookkeeping accounts. The amount credited to each account, including any hypothetical earnings, gains or losses, will be determined in accordance with the Administrative Rules, based on the investment performance of the Measuring Investments for such Account. The timing and manner of making credits or debits to each account shall be determined in accordance with the Administrative Rules.

e.	Commerce shall provide periodically to each participant (but not less frequently than once per calendar year) a statement setting forth the balance to the credit of such participant in each of the accounts.

f.	Amounts deferred under the provisions of this Plan will be disbursed to participants in accordance with the following:
(1)	The default time of payment of all accounts shall be during the calendar year following the calendar year in which a participant experiences the earlier of a Separation from Service or Disability. However, a Participant may elect in accordance with this Section to instead commence payment during the ninety (90) days following the earlier Separation from Service or Disability. In addition, if the sum of a Participant’s accounts under the Plan and the present value of such participant’s accrued benefit under the Commerce Executive Retirement Plan together are greater than $1,000,000 as of December 31, 2007, such participant has the additional alternative to elect in accordance with this Section to commence payment during the earlier of ninety (90) days following death or during the calendar year specified in the election that is 2010 or later.
The default form of payment will be in a single lump sum. However, a participant may elect in accordance with this Section that payment shall be made in installments over a period elected by the participant that is not less than 1 or more than 10 years or a participant may elect to receive a specified percentage of the amount in a single lump sum with the remainder of the amount paid in installments over a period elected by the participant that is not less than 1 or more than 10 years. Each installment payment will be made in an amount, less applicable withholding taxes, determined by multiplying the balance in the accounts by a fraction, the numerator of which is 1 and the denominator of which is a number equal to the remaining unpaid annual installments (including the installment being calculated).
For purposes of application of Code Section 409A to this provision, installments shall be treated as a single payment.
A participant’s payment election, from among the alternatives permitted by the Plan, must be received by the Retirement Committee no later than the date the participant’s first election to defer incentive compensation awards becomes irrevocable. If a payment election is not timely received by the Retirement

Committee, payment shall be made in the default form and time of payment as if no election has been made. The payment election shall become irrevocable as of the deadline for making such election.
Notwithstanding any provision herein to the contrary, pursuant to IRS Notice 2005-1, IRS Notice 2006-79, IRS Notice 2007-86, and Treasury Regulations Section 1.409A-2(b)(2)(iv) under Code Section 409A, form and time of payment elections (from among the alternatives permitted by the Plan) by participants shall be permitted without violating the subsequent deferral and anti-acceleration rules of 409A. Accordingly, each participant who has not received and does not receive all of his or her payments under this Plan before January 1, 2009, may elect to change the form and time of payment under this Plan, if such election is received by the Retirement Committee on or before December 31, 2008. An election made on or after January 1, 2006 and on or before December 31, 2006 may change the form and time of payment only with respect to amounts that otherwise would not be payable in 2006, and may not cause an amount to be paid in 2006 that otherwise would not be payable in 2006. An election made on or after January 1, 2007 and on or before December 31, 2007 may change the form and time of payment only with respect to amounts that otherwise would not be payable in 2007, and may not cause an amount to be paid in 2007 that otherwise would not be payable in 2007. With respect to an election made on or after January 1, 2008 and on or before December 31, 2008, to change the form or time of payment, the election may apply only to amounts that otherwise would not be payable in 2008, and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008. If a form and time of payment election has not been timely received by the Retirement Committee or its predecessor on or before December 31, 2008, payment shall be made in the default form and time of payment. All elections under this Section must be made on a written form approved by the Retirement Committee. The most recent election form received by the Retirement Committee on or before December 31,2008 shall become irrevocable on December 31, 2008.
The dates as of which the amount credited to any participant’s accounts is to be determined, and the amount of the accounts, in both cases for purposes determining any payment, shall be determined by the Retirement Committee in its discretion.

(2)	If a participant dies after the commencement of payments from such participant’s accounts other than the Commerce Stock Account, the designated beneficiary shall receive the remaining installments over the elected installment period.

(3)	With respect to a participant’s Commerce Stock Account, distribution shall be made by transferring to such participant a number of shares of Commerce stock, and cash for any fractional shares, equal to the portion of the units credited to the participant’s Commerce Stock Account being distributed. All other distributions shall be in cash. The participant must make arrangements satisfactory to Commerce to provide for payment to Commerce of federal, state, local, and payroll withholding taxes attributable to payment of a participant’s Commerce Stock Account.

(4)	Each participant shall have the right at any time to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be made in the event of death prior to complete distribution to the participant of the amounts due under this Plan. Any beneficiary designation may be changed by a participant by the filing of such change in writing on a form prescribed by Commerce. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed and will apply to all deferrals in the account. If a beneficiary has not been designated or if all designated beneficiaries predecease the participant, then any amounts payable to the beneficiary shall be paid to the participant’s estate in one lump sum.

(5)	If there is any change in the number or class of shares of Commerce stock through the declaration of stock dividend or other extraordinary dividends or recapitalization resulting in stock splits or combinations or exchanges of such shares or in the event of similar corporate transactions, each participant’s Commerce Stock Account shall be equitably adjusted to reflect any such change in the number or class of issued shares of common stock of Commerce or to reflect such similar corporate transaction.

(6)	Notwithstanding anything contained in this Plan to the contrary, if the Participant is a “specified employee” (determined in accordance with 409A) as of the date of the Participant’s termination of employment (other than due to the Participant’s death), then any payment, benefit or entitlement provided for in this Agreement that constitutes “deferred compensation” within the meaning of 409A and that is payable during the first six months following the date of the Participant’s termination of employment shall be paid or provided to the Participant in a lump sum cash payment to be made on the earlier of (a) the Participant’s death or (b) the first business day (or within 30 days after such first business day) of the seventh calendar month immediately following the month in which the date the Participant’s termination of employment occurs. Amounts that would have been paid during the delay will be adjusted for earnings and losses in the manner determined by the Retirement Committee in its discretion and shall be included in the delayed payment.
(7)	Notwithstanding anything herein to the contrary, participants whose entire interest under the Plan (including any interest under all agreements, methods, programs, or other arrangements which are treated with this Plan as being a single nonqualified deferred compensation plan pursuant to Treasury Regulation section 1.409A-1(c)(2)) at any time payment of installments is due is equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B) ($16,500 for 2009), the Retirement Committee may direct that the remaining amount due be paid in a single lump sum payment.

(8)	The terms “Separation from Service”, “termination of employment” and similar terms mean the date that the Participant separates from service within the meaning of 409A. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:
(i) Leaves of Absence. The employment relationship is treated as continuing intact while the participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the participant retains a right to reemployment with Commerce under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the participant will return to perform services for Commerce. If the period of leave exceeds 6 months and the participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6 month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29 month period of absence shall be substituted for such 6 month period.
(ii) Dual Status. Generally, if a participant performs services both as an employee and an independent contractor, such participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a participant provides services to Commerce as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Treasury Regulation section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the participant has a separation from service as an employee for purposes of this Plan.
(iii) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that Commerce and the participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the participant would perform after such date (whether as an employee or as an independent contractor except as provided in section paragraph (ii)) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in section paragraph (ii)) over the immediately preceding 36 month period (or the full period of services to Commerce if the participant has been providing services to Commerce less than 36 months). For periods during which a participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (iii) the participant is treated as providing bona fide services at a level equal to the level of services that the participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable 36 month (or shorter) period).
(iv) Service with Related Companies. For purposes of determining whether a separation from service has occurred under the above provisions, “Commerce” shall include Commerce and all Related Companies.
(9)	The term “Related Companies” shall mean:
(i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes Commerce); and
(ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with Commerce. For purposes of applying Code Sections 414(b) and (c), fifty percent (50%) is substituted for the eighty percent (80%) ownership level.
(10)	A participant has a “Disability” or shall be considered “Disabled” if the participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Commerce long-term disability plan.
(11)	The term “409A” shall mean Internal Revenue Code Section 409A and the regulations and other guidance issued with respect thereto.
7.	AMENDMENT AND TERMINATION OF PLAN
     The Board of Directors may at its discretion and at any time amend the Plan in whole or in part. The Committee may terminate the Plan in its entirety at any time, and, upon such termination or such later date or dates, each participant shall: receive, in a single distribution, the shares and cash for the fractions thereof of Commerce Stock credited to the Commerce Stock Account; and shall be paid, in a single distribution or over such period of time as determined by the Committee, an amount equal to the then remaining amount credited to such participant’s accounts other than the Commerce Stock Account.
     Notwithstanding anything herein to the contrary, the Board may, at any time, amend the Plan to allow any acceleration or delay of payment permitted by 409A and may apply such acceleration or delay to any participant’s accounts without the consent of the affected participant. The Board may, without the consent of any participant, terminate all or part of this Plan and direct that all or part of the accounts be paid during the period permitted by 409A, provided that all conditions of 409A are and will be satisfied.
8.	MISCELLANEOUS
a.	A participant under this Plan is merely a general unsecured creditor and nothing contained in this Plan shall create a trust of any kind or a fiduciary relationship between Commerce and the participant or the participant’s estate. Nothing contained herein shall be construed as conferring upon the participant the right to continued employment with Commerce or its subsidiaries or to an incentive compensation award. Except as otherwise provided by applicable law, benefits payable under this Plan may not be assigned or hypothecated, and no such benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same.
b.	The amendment of the Plan to allow a Commerce Stock deferral option shall become effective on the date the shareholders of Commerce approve the same. Subject to such approval, an employee having a deferred option may elect (but prior to June 30, 1994) to transfer his balance in the Treasury Bill account and/or the Treasury Note Account as of April 1, 1994 to the Commerce Stock Account with the number of units credited to his account determined as provided in Section 6d hereof but based on the last sale price as of the last day in March 1994 on which a trade of Commerce Stock is reported. An employee who in 1993 deferred a potential incentive compensation award with respect to performance in 1994 and elected either a Treasury Bill Account or a Treasury Note Account may elect prior to June 30, 1994 to defer such award for 1994 to the Common Stock Account.

c.	Notwithstanding any other provision herein, Commerce may establish a trust subject to the claims of the general creditors of Commerce (a “rabbi trust”) and deposit amounts into the rabbi trust. Although any payments from the rabbi trust to a participant shall discharge Commerce’s obligation to the extent of payment made, this plan is unfunded and no participant shall have an interest in any rabbi trust asset.

d.	Notwithstanding any other provision of this Plan to the contrary, incentive compensation awards shall not be paid to Covered Employees unless and until the material terms under which the remuneration is to be paid, including the Performance Goals, are (1) disclosed to shareholders and (2) subsequently approved by a majority of the vote in a separate shareholder vote before the payment of such remuneration.

e.	Notwithstanding any provision in this Plan to the contrary, this Plan shall be interpreted, construed and conformed in accordance with 409A. It is intended that all compensation and benefits payable or provided under this Plan shall fully comply with the provisions of 409A so as not to subject any participant to the additional tax, interest or penalties which may be imposed under 409A. However, it is understood that 409A is ambiguous in certain respects. Commerce, the Board, the Committee and the Retirement Committee will attempt in good faith not to take any action, and will attempt in good faith to refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon any participant under 409A. To the extent Commerce, the Board, the Committee and the Retirement Committee have acted or refrained from acting in good faith as required by this Section, neither they nor any of their members, employees, contractors or agents will be responsible for any consequences of failure to comply with 409A, and no participant shall be entitled to any damages related to any such failure even though this Plan requires certain actions to be taken in conformance with 409A.
     This restatement is adopted pursuant to the authority conferred upon Commerce’s officers at the Board’s October 31, 2008 meeting.